Exhibit 21.1

LIST OF SUBSIDIARIES

OF

NV5 HOLDINGS, INC.

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization	Parent	Names under which such Subsidiaries Do Business
NV5, Inc.	Delaware	NV5 Holdings, Inc.

Nolte Associates, Inc.	California	NV5 Holdings, Inc.	NV5 Nolte Vertical Five

Testing Engineers Southwest, Inc.	Delaware	NV5, Inc.	Vertical V Testing Engineers, Inc. BTC Vertical V BTC Labs Vertical V Testing Engineers Vertical V NV5

Vertical V – Southeast, Inc.	Delaware	NV5, Inc.	NV5 Structures NV5 KACO KACO Kaderabek Company Inc.

Vertical V – Northeast, Inc.	Delaware	NV5, Inc.

NV5 Guam, Inc.	Guam	NV5, Inc.